Exhibit 5.1

[Sills Cummis & Gross P.C. Letterhead]

October 23, 2012

Cover-All Technologies Inc.

55 Lane Road, Suite 300

Fairfield, New Jersey 07004

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Cover-All Technologies Inc., a Delaware corporation (the “Company”), in connection with the registration by the Company on a Registration Statement on Form S-3 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) on October 23, 2012, of the resale by the selling security holders named in the Registration Statement of 1,442,000 shares (the “Warrant Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), issuable upon the exercise of outstanding warrants to purchase shares of the Company’s Common Stock, under the Securities Act of 1933, as amended (the “Securities Act”).  This opinion is being provided at your request in connection with the filing of the Registration Statement.

In rendering the opinion expressed herein, we have reviewed originals or copies, certified or otherwise identified to our satisfaction, of the following documents: (a) the Registration Statement; (b) the Certificate of Incorporation, as amended, certified by the Secretary of State of the State of Delaware, and the By-laws, as in effect on the date hereof, of the Company; and (c) such other instruments, agreements or documents as we have considered necessary to the rendering of the opinion expressed below.

In our examination of the aforesaid documents, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the aforesaid documents, the authenticity of all documents submitted to us as originals, the conformity with originals of all documents submitted to us as copies (and the authenticity of the originals of such copies), and the accuracy and completeness of all public records reviewed by us.  In making our examination of documents executed by parties other than the Company, we have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder, and we have also assumed the due authorization by all requisite action, corporate or other, and the valid execution and delivery by such parties of such documents and the validity, binding effect and enforceability thereof with respect to such parties.

Based upon the foregoing and having regard for such legal considerations as we deem relevant, we are of the opinion and advise you that the Warrant Shares have been duly authorized and when issued in accordance with the terms of the warrants, the Warrant Shares will be validly issued, fully paid and non-assessable.

In addition to the qualifications set forth above, this opinion is subject to the qualification that we express no opinion as to the laws of any jurisdiction other than the Delaware General

Exhibit 5.1

Corporation Law, including applicable statutory provisions, rules and regulations underlying those provisions and applicable judicial and regulatory determinations.

The foregoing opinion is rendered as of the date hereof.  We assume no obligation to update such opinion to reflect any facts or circumstances which may hereafter come to our attention or changes in the law which may hereafter occur.  We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading “Legal Matters,” but in giving such consent do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Sills Cummis & Gross P.C.